Filed Pursuant to Rule 424(b)(3)

Registration No. 333-272156

PROSPECTUS

Professional Diversity Network, Inc.

333,181 Shares of Common Stock, par value $0.01 per share

This prospectus relates to the resale, from time to time, of up to an aggregate of 333,181 shares of common stock, par value $0.01 per share, of Professional Diversity Network, Inc. by the selling stockholder named in this prospectus, including any pledgee, transferee, assignee or other successor-in-interest of the selling stockholder. We issued all of the shares of common stock offered under this prospectus to the selling stockholder in a private placement on March 13, 2023.

We are not selling any shares of our common stock under this prospectus and will not receive any proceeds from sales of the shares offered by the selling stockholder, although we will incur expenses in connection with the offering. The registration of the resale of the shares of common stock covered by this prospectus does not necessarily mean that any of the shares will be offered or sold by the selling stockholder. The timing and amount of any sales are within the sole discretion of the selling stockholder.

The shares of common stock offered under this prospectus may be sold by the selling stockholder through public or private transactions, on or off the NASDAQ Stock Market, at prevailing market prices or at privately negotiated prices. For more information on the times and manner in which the selling stockholder may sell the shares of common stock under this prospectus, please see the section entitled “Plan of Distribution,” beginning on page 11 of this prospectus.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE “RISK FACTORS” ON PAGE 4 OF THIS PROSPECTUS AND DOCUMENTS INCORPORATED HEREIN CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Our common stock is listed on the Nasdaq Capital Market under the symbol “IPDN.” On June 5, 2023, the closing price of our common stock was $3.56 per share. You are urged to obtain current market quotations of our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is June 5, 2023.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, under the Securities Act of 1933, as amended, or the Securities Act. Under this registration process, the selling stockholder named in this prospectus may offer and sell shares of our common stock in one or more offerings from time to time. Each time the selling stockholder named in this prospectus (or in any supplement to this prospectus) sells shares of our common stock under the registration statement of which this prospectus is a part, such selling stockholder must provide a copy of this prospectus and any applicable prospectus supplement, to a potential purchaser, as required by law (including by compliance with Rule 172 under the Securities Act).

In certain circumstances we may provide a prospectus supplement that may add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. You should read both this prospectus and any prospectus supplement, together with the information incorporated by reference as described under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

Neither we, nor the selling stockholder, have authorized any other person to provide you with information other than the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the selling stockholder will make an offer to sell our common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any prospectus supplement is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless otherwise indicated, information contained in or incorporated by reference into this prospectus concerning our industry and the markets in which we operate, including our general expectations and market position, market opportunity and market share, is based on information from our own management estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Management estimates are derived from publicly available information, our knowledge of our industry and assumptions based on such information and knowledge, which we believe to be reasonable. In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, see “Risk Factors” beginning on page 4 of this prospectus, as well as those risk factors described in any applicable prospectus supplement and in the documents we incorporate by reference. These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Special Note Regarding Forward-Looking Statements” beginning on page 6 of this prospectus.

When used in this prospectus, the terms the “Company,” “we,” “our” and “us” refer to Professional Diversity Network, Inc. and its consolidated subsidiaries, unless otherwise specified or the context otherwise requires.

ii

PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and selected information contained in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our common stock. For a more complete understanding of the Company and this offering, we encourage you to read and consider the more detailed information included or incorporated by reference in this prospectus, including risk factors, see “Risk Factors” beginning on page 4 of this prospectus, as well as those risk factors described in any applicable prospectus supplement and in the documents we incorporate by reference, and our most recent consolidated financial statements and related notes.

Professional Diversity Network, Inc.

Overview

We are an operator of professional networks with a focus on diversity, employment, education and training. We use the term “diversity” (or “diverse”) to describe communities, or “affinities,” that are distinct based on a wide array of criteria, which may change from time to time, including ethnic, national, cultural, racial, religious or gender classification. We serve a variety of such communities, including Women, Hispanic-Americans, African-Americans, Asian-Americans, persons with disabilities, Military Professionals, and Lesbian, Gay, Bisexual, Transgender and Queer (LGBTQ+). Our goal is (i) to assist our registered users and members in their efforts to connect with like-minded individuals and identify career opportunities within the network and (ii) connect members with prospective employers while helping the employers address their workforce diversity needs.

We currently operate in three business segments. Professional Diversity Network, or PDN Network, our primary business segment, includes online professional job seeking communities with career resources tailored to the needs of various diverse cultural groups and employers looking to hire members of such groups. Our second business segment consists of the National Association of Professional Women, or NAPW Network, a women-only professional networking organization. Our third business segment consists of RemoteMore, which connects companies with reliable, cost-efficient developers with less effort and friction, and empowers software developers to find meaningful jobs regardless of their location.

We believe that the combination of our solutions allows us to approach recruiting and professional networking in a unique way and thus create enhanced value for our members and customers by:

●	Helping employers address their workforce diversity needs by connecting them with the right candidates from our diverse job seeking communities such as African Americans, Hispanics, Asians, Veterans, individuals with disabilities and members of the LGBTQ+ community (with the ability to roll out to our other affinities);
●	Providing a robust online and in-person network for our women members to make professional and personal connections; and
●	Connecting companies with reliable, cost-efficient developers to meet their software needs.

Our Strategy

We provide services for employers who want to hire diverse talent, to individuals seeking to network on a professional level and to job seekers who desire to improve their professional situation.

Our diversity recruitment business provides additional value for our other business segments by providing our registered users and members with access to employment opportunities at leading companies. We have focused our efforts on placing talent in IT, Finance, and similarly related fields. The core diversity recruitment business also includes executive placement services for leading companies seeking to hire diverse talent. This business line addresses a need for employers who want to secure leading diverse talent in management, senior management and executive capacities.

1

Our strategy encompasses the following key elements:

●	Grow and diversify our member and client base;
●	Improve branding and brand awareness;
●	Utilize social media to effectively engage with the community;
●	Maximize revenue through synergies among the segments;
●	Launch new products and services;
●	Streamline infrastructure to capture efficiency; and
●	Continue to expand in diversity recruitment by growing our core offerings of recruitment advertising, Office of Federal Contract Compliance Programs (OFCCP) compliance offerings and our new diversity placement services.

We remain interested in pursuing acquisition and/or development opportunities that would increase returns of capital to our shareholders, such as the recent purchase of a significant equity stake in RemoteMore USA, Inc. and the recent acquisition of Expo Experts, LLC. The timing, size, success and associated potential future capital commitments related to such opportunities are unknown at this time. Accordingly, a material acceleration of our growth strategy could require us to obtain additional capital through debt and/or equity financings. There can be no assurance that adequate debt and equity financing will be available on satisfactory terms.

Sources of Revenue

We generate revenue from (i) paid membership subscriptions and related services, (ii) recruitment services, (iii) contracted software development, and (iv) consumer advertising and consumer marketing solutions. The following table sets forth our revenues from each product as a percentage of total revenue for the periods presented. The period-to-period comparison of financial results is not necessarily indicative of future results.

	Three Months Ended March 31,		Year Ended December 31,
	2023	2022	2022	2021
Revenues:
Membership fees and related services	6.6%	9.5%	7.7%	16.1%
Recruitment Services	56.4%	64.9%	58.5%	76.2%
Contracted Software Development	35.7%	23.2%	31.8%	5.0%
Consumer advertising and marketing solutions	1.3%	2.3%	2.0%	2.7%

2

Recent Events

Effective January 5, 2023, we filed a certificate of amendment to our Amended and Restated Certificate of Incorporation in order to implement a 2-for-1 reverse stock split, though which each two shares of common stock issued and outstanding was combined and changed into one share of common stock. All share amounts and share prices in this prospectus have been adjusted to give effect to the reverse stock split.

On January 9, 2023, through a newly formed and wholly-owned subsidiary, we entered into an asset purchase agreement through which we acquired substantially all of the assets of Expo Experts, LLC, an Ohio limited liability company engaged in the business of hosting career expos across North America (the “Seller”).  At the closing, the two principals of the Seller received 99,339 shares of the Company’s common stock equivalent in value to $200,000 based on the volume weighted average price as of twenty days prior to the closing date. The shares were issued as restricted securities in a transaction exempt from registration under the Securities Act of 1933 and represented approximately 1% of our outstanding shares of common stock.

Corporate Information

Our principal executive office is located at 55 E. Monroe Street, Suite 2120, Chicago, Illinois, 60603 and our telephone number is (312) 614-0950. Our website address is www.ipdnusa.com. References to our website address in this prospectus are provided as a convenience and do not constitute, and should not be viewed as an incorporation by reference of the information contained on, or available through, the website. Therefore, such information should not be considered part of this prospectus.

The Offering

Common stock offered by the selling stockholder	333,181 shares

Exchange Listing	Our common stock is listed on the NASDAQ Capital Market under the symbol “IPDN.”

Use of proceeds	All of the shares of common stock being offered under this prospectus are being sold by the selling stockholder. Accordingly, we will not receive any proceeds from the sale of these shares.

3

RISK FACTORS

Investing in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider the risks described below and under the caption “Risk Factors” in any applicable prospectus supplement and the risks described under the caption “Risk Factors” in our most recent Annual Report on Form 10-K filed with the SEC, as these risk factors are amended or supplemented by subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K from time to time, all of which are incorporated by reference into this prospectus. The risks described below are not the only ones we face. Additional risks we are not presently aware of or that we currently believe are immaterial may also impair our business operations. Our business could be harmed by any of these risks. The trading price of our common stock or other securities could decline due to any of these risks, and you may lose all or part of your investment. In assessing these risks, you should also refer to the other information contained or incorporated by reference into this prospectus and any accompanying prospectus supplement, including our financial statements and related notes.

Risks Related to Our Business and Financial Condition

We have incurred net losses, our liquidity has been significantly reduced and we could continue to incur losses and negative cash flow in the future.

We recorded a net loss from continuing operations of approximately $3.1 million for the year ended December 31, 2022 and $2.9 million for the year ended December 31, 2021. Our revenues increased from $6.1 million during the year ended December 31, 2021 to $8.3 million during the year ended December 31, 2022, and our costs and expenses increased from $8.9 million during 2021 to $11.4 million during 2022. In addition, we used $2.2 million in cash flow from continuing operations during the year ended December 31, 2022. In the three month period ended March 31, 2023, we recorded a net loss from continuing operations of approximately $1.1 million and used cash in continuing operations of approximately $0.4 million. Our independent registered public accounting firm included in its audit report for the year ended December 31, 2022, an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. We will need to continue to increase revenues and reduce our corporate operating expenses to achieve profitability and positive cash flow from operations. Despite our efforts, including our restructuring and cost-cutting program, we may not achieve profitability or positive cash flow in the future, and even if we do, we may not be able to sustain being profitable.

Risks Related to Our Common Stock

The market price for our securities may be subject to wide fluctuations and the value of an investment in our common stock may decline.

The trading price of our common stock has been, and is likely to continue to be, volatile. Since shares of our common stock were sold in our initial public offering at a price of $128.00 per share in 2013, our stock price ranged from $0.92 to $2.28 during fiscal year 2022, in each case as adjusted to reflect the impact of our two-for-one reverse stock split effected January 5, 2023. In addition to the factors discussed in this prospectus and the documents incorporated by reference into this prospectus, the trading price of our common stock may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

●	price and volume fluctuations in the stock market, including as a result of trends in the economy as a whole or relating to companies in our industry;

●	actual or anticipated fluctuations in our revenue, operating results or key metrics, including our number of members and unique visitors;

●	investor sentiment with respect to our competitors, our business partners and our industry in general;

●	announcements by us or our competitors of significant products or features, technical innovations, strategic partnerships, joint ventures or acquisitions;

4

●	additional shares of our common stock being sold into the market by us or our existing stockholders or the anticipation of such sales; and

●	other events or factors, including those resulting from war or incidents of terrorism, or responses to these events.

The securities of technology companies, especially Internet companies, have experienced wide fluctuations, including trading at prices below the initial public offering prices. Factors that could affect the price of our common stock include risk factors described in this section. In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular industries or companies. These market fluctuations may also have a material adverse effect on the market price of our common stock.

Substantial future sales of shares of our common stock could cause the market price of our common stock to decline.

The market price of our common stock could decline as a result of (i) substantial sales of our common stock, particularly sales by Cosmic Forward Limited (CFL), our largest stockholder, and/or our directors, executive officers, employees, or other significant stockholders, (ii) a large number of shares of our common stock becoming available for sale, or (iii) the perception in the market that holders of a large number of shares intend to sell their shares. CFL owns approximately 25.0% of our outstanding common stock as of June 5, 2023, with respect to which CFL has the right to require the Company to register the public resale under a registration statement filed with the SEC. We also registered for resale 1,162,791 shares of our common stock, or approximately 11.7% of the outstanding stock at the time, that we sold in a private placement to a single investor on December 16, 2022. The eventual resale of some or all of such shares, or the perception that such sale or sales could be imminent, could result in a material decline in the market value of our common stock. In addition, sales of securities under our “shelf” registration statement, which allows for the issuance of shares of our common stock, preferred stock, rights, warrants, and units from time to time up to an aggregate amount of $25,000,000, may cause the market price of our stock to decline.

5

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement, and the documents we incorporate by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical fact contained in this prospectus, any prospectus supplement or documents we incorporate by reference, including statements regarding future events, our future financial performance, business strategy and plans and objectives of management for future operations, are forward-looking statements. We attempt to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” or “will” or the negative of these terms or other comparable terminology. Although we do not make forward looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors” or elsewhere in this prospectus, which may cause our or our industry’s actual results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by which, that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from what is expressed in or suggested by the forward-looking statements.

Forward-looking statements speak only as of the date they are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

USE OF PROCEEDS

We are filing the registration statement, of which this prospectus is a part, to permit the selling stockholder described in the section of this prospectus entitled “Selling Stockholder”, to resell shares of our common stock. We are not selling any securities under this prospectus and will not receive any proceeds from the sale of shares by the selling stockholder. However, we received proceeds of approximately $700,000, before offering expenses, from the private placement in which we sold the shares being registered for resale hereunder to the selling stockholder.

We will pay all registration and similar expenses in connection with the registration of the shares covered by this prospectus.

6

DESCRIPTION OF OUR CAPITAL STOCK

The following summary is a description of the material terms of our capital stock. This summary is not meant to be complete and is qualified by reference to the applicable provisions of the Delaware General Corporation Law (“DGCL”) and our certificate of incorporation and bylaws, each as amended. You are urged to read those documents carefully. Copies of our certificate of incorporation and bylaws are incorporated by reference in this prospectus. See “Where You Can Find More Information” and “Incorporation of Certain Information by Reference”.

Authorized Capitalization

Our authorized capital stock consists of 45,000,000 shares of common stock, par value $0.01 per share, and 1,000,000 shares of undesignated preferred stock, par value $0.01 per share. As of June 5, 2023, 10,270,054 shares of our common stock are issued and 10,269,530 shares of our common stock are outstanding. No shares of preferred stock are issued and outstanding as of the date of this prospectus.

Effective January 5, 2023, we filed a certificate of amendment to our Amended and Restated Certificate of Incorporation in order to implement a 2-for-1 reverse stock split, though which each two shares of common stock issued and outstanding was combined and changed into one share of common stock. All share amounts and share prices in this prospectus have been adjusted to give effect to the reverse stock split.

Common Stock

General. We may issue and offer shares of our common stock. Shares of common stock that we may issue will be validly issued, fully paid and non-assessable.

Dividends. Subject to preferential dividend rights of any other class or series of stock, the holders of shares of our common stock are entitled to receive dividends, including dividends of our stock, if, as and when declared by our board of directors, subject to any limitations applicable by law and to the rights of the holders, if any, of our preferred stock.

Liquidation. In the event we are liquidated, dissolved or our affairs are wound up, after we pay or make adequate provision for all of our known debts and liabilities, each holder of our common stock will be entitled to share ratably in all assets that remain, subject to any rights that are granted to the holders of any class or series of preferred stock.

Voting Rights. For all matters submitted to a vote of stockholders, each holder of our common stock is entitled to one vote for each share registered in the holder’s name. Holders of our common stock vote together as a single class. There is no cumulative voting in the election of our directors, which means that, subject to any rights to elect directors that are granted to the holders of any class or series of preferred stock, a majority of the votes cast at a meeting of stockholders at which a quorum is present is sufficient to elect a director.

Other Rights and Restrictions. Subject to the preferential rights of any other class or series of stock, all shares of our common stock have equal dividend, distribution, liquidation and other rights, and have no preference, appraisal or exchange rights, except for any appraisal rights provided by Delaware law. Furthermore, holders of our common stock have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any of our securities. Our Amended & Restated Certificate of Incorporation and Amended & Restated Bylaws do not restrict the ability of a holder of our common stock to transfer the holder’s shares of our common stock.

The rights, powers, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock which we may designate and issue in the future.

7

Preferred Stock

General. We may offer shares of any series of preferred stock that our board of directors, without first obtaining approval of our stockholders, may designate and issue in the future. Under our certificate of incorporation, our board of directors has the authority to classify the unissued shares of preferred stock into one or more series of preferred stock and, with respect to each such series, to fix the designation, powers, preferences, relative rights, qualifications and restrictions of each such series. In particular, our board of directors has authority with respect to each series of preferred stock to determine the number of shares constituting such series and the distinctive designation of such series, dividend rate and relative rights of priority of payment of dividends, voting rights, conversion rights, terms of redemption, terms and amount of any sinking fund, rights upon liquidation, dissolution or winding up, and relative rights of priority of payment and any other relative rights, preferences and limitations of the shares of such series.

Our board of directors may from time to time increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of such series then outstanding, by providing that any unissued shares previously assigned to such series shall no longer constitute part thereof and restoring such unissued shares to the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series. Unless required by law or by any stock exchange on which our common stock is listed, the authorized shares of preferred stock will be available for issuance without further action by our stockholders.

Anti-Takeover Effects of Our Certificate of Incorporation and Bylaws and Certain Provisions of Law

Some provisions of Delaware law, our Amended & Restated Certificate of Incorporation and our Amended & Restated Bylaws contain provisions that could make the following transactions more difficult: acquisitions of us by means of a tender offer, a proxy contest or otherwise or removal of our incumbent officers and directors. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the market price for our shares.

These provisions are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection and our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of these proposals could result in an improvement of their terms.

Delaware Law. Section 203 of the DGCL prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless:

●	the transaction is approved by the board of directors before the date the interested stockholder attained that status;

●	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

●	on or after such time the business combination is approved by the board of directors and authorized at a meeting of stockholders by at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

An interested stockholder is defined as a person who, together with any affiliates or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. The term “business combination” is broadly defined to include a broad array of transactions, including mergers, consolidations, sales or other dispositions of assets having a total value in excess of 10% of the consolidated assets of the corporation or all of the outstanding stock of the corporation, and some other transactions that would increase the interested stockholder’s proportionate share ownership in the corporation.

8

Certificate of Incorporation and Bylaws. Provisions of our Amended & Restated Certificate of Incorporation and our Amended & Restated Bylaws may delay or discourage transactions involving an actual or potential change in control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock.

Among other things, these governing documents:

●	provide that all vacancies, including newly created directorships, may, except as otherwise required by law or, if applicable, the rights of holders of a series of preferred stock, be filled by a majority of directors then in office, even if less than a quorum, or by the sole remaining director;

●	provide that our Amended & Restated Certificate of Incorporation may be amended by the affirmative vote of the holders of at a majority of our then outstanding voting stock;

●	provide that special meetings of our stockholders may only be called by a chairperson, a majority of the directors then in office, our Chief Executive Officer (or our President in the absence of our Chief Executive Officer), or stockholders holding at least 25% or more of the total voting power of the outstanding shares of capital stock of the Company entitled to vote; and

●	provide that our Amended & Restated Bylaws can be amended by our board of directors.

Limitations of Liability and Indemnification Matters

Our Amended & Restated Certificate of Incorporation limits the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the DGCL. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:

●	for any breach of their duty of loyalty to us or our stockholders;

●	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

●	for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided under Section 174 of the DGCL; or

●	for any transaction from which the director derived an improper personal benefit.

Any amendment, repeal or modification of these provisions will be prospective only and would not affect any limitation on liability of a director for acts or omissions that occurred prior to any such amendment, repeal or modification.

Our Amended & Restated Certificate of Incorporation and our Amended & Restated Bylaws also provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Our Amended & Restated Certificate of Incorporation and our Amended & Restated Bylaws also permit us to purchase insurance on behalf of any officer, director, employee or other agent for any liability arising out of that person’s actions as our officer, director, employee or agent, regardless of whether Delaware law would permit indemnification. We believe that the limitation of liability provision in our Amended & Restated Certificate of Incorporation and the indemnification provisions of our Amended & Restated Certificate of Incorporation and our Amended & Restated Bylaws facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers.

9

The limitation of liability and indemnification provisions in our Amended & Restated Certificate of Incorporation and Amended & Restated Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.

Listing

Our common stock is listed on NASDAQ under the symbol “IPDN.”

SELLING STOCKHOLDER

The shares of our common stock offered under this prospectus may be offered and sold from time to time by the selling stockholder named below. As used in this prospectus, the term “selling stockholder” includes the selling stockholder identified below or any of her pledgees, assignees, donees and successors-in-interest. The selling stockholder may sell all, some or none of the shares of common stock subject to this prospectus.

The following table sets forth as of June 5, 2023: (1) the name of the selling stockholder on behalf of whom we are registering shares of our common stock under the registration statement of which this prospectus is a part, (2) the number of shares of our common stock beneficially owned by such selling stockholder prior to the offering, determined in accordance with Rule 13d-3 under the Exchange Act, (3) the number of shares of our common stock that may be offered by such selling stockholder under this prospectus and (4) the number of shares of our common stock to be owned by such selling stockholder after completion of this offering, assuming all of the shares of common stock available for issuance under this prospectus are sold. We will not receive any of the proceeds from the sale of the shares of our common stock offered under this prospectus. The amounts and information set forth below are based upon information provided to us by the selling stockholder or her representatives, or on our records, as of June 5, 2023. The percentage of beneficial ownership for the following table is based on 10,269,530 shares of our common stock outstanding as of that date.

To our knowledge, the named selling stockholder has sole voting and investment power with respect to all such shares of our common stock shown in the table to be beneficially owned by such stockholder. The selling stockholder has not had any position, office or other material relationship with us or any of our affiliates within the past three years. Information concerning the selling stockholder may change from time to time, and any changed information will be set forth in supplements to this prospectus to the extent required.

	Prior to the Offering			After the Offering
Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned	Percentage of Shares of Common Stock Outstanding	Number of Shares Being Registered for Resale	Number of Shares of Common Stock Beneficially Owned	Percentage of Shares of Common Stock Outstanding
Yiran Gu	333,181	3.2%	333,181	—	—%

The selling stockholder acquired the shares of common stock offered under this prospectus on March 13, 2023, in a transaction exempt from the registration requirements of the Securities Act.

10

PLAN OF DISTRIBUTION

The selling stockholder and any of her pledgees, assignees, donees and successors-in-interest may, from time to time in one or more transactions on the NASDAQ Capital Market or any other organized market where our shares of common stock may be traded or in privately negotiated transactions, sell any or all of their shares of our common stock offered hereby through underwriters, dealers or agents, directly to one or more purchasers or through a combination of any such methods of sale. The selling stockholder may distribute the shares of our common stock offered hereby from time to time in one or more transactions:

●	at a fixed price or prices, which may be changed;
●	at market prices prevailing at the time of sale;
●	at prices related to such prevailing market prices; or
●	at negotiated prices.

The selling stockholder may use any one or more of the following methods when selling the shares offered hereby:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	one or more block trades in which the broker-dealer will attempt to sell such shares as agent or principal of all of such shares held by the selling stockholder;
●	purchases by a broker-dealer as principal and resale by such broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	short sales;
●	agreements between broker-dealers and the selling stockholder to sell a specified number of such shares at a stipulated price per share; and
●	any other method permitted pursuant to applicable law.

If the selling stockholder effects such transactions by selling shares of common stock offered hereby to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholder or commissions from purchasers of the shares of common stock offered hereby for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock offered hereby or otherwise, the selling stockholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock offered hereby in the course of hedging in positions they assume. The selling stockholder may also sell shares of common stock offered hereby short, and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholder may also loan or pledge shares of common stock offered hereby to broker-dealers that in turn may sell such shares.

The selling stockholder may pledge or grant a security interest in some or all of the shares of common stock offered hereby and owned by her and, if she defaults in the performance of her secured obligations, the pledgees or secured parties may offer and sell such shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholder also may transfer and donate the shares of common stock offered hereby in other circumstances, in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholder and any broker-dealer participating in the distribution of the shares of common stock offered hereby may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock offered hereby is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

11

There can be no assurance that the selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement of which this prospectus forms a part.

The selling stockholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock offered hereby by the selling stockholder and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock offered hereby to engage in market-making activities with respect to the shares of common stock offered hereby. All of the foregoing may affect the marketability of the shares of common stock offered hereby and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock offered hereby.

Once sold under the registration statement of which this prospectus forms a part, the shares of common stock offered hereby will be freely tradable in the hands of persons other than our affiliates.

The selling stockholder may also sell the shares under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

LEGAL MATTERS

The validity of the securities registered hereunder has been passed upon for us by Locke Lord LLP, Chicago, Illinois.

EXPERTS

The financial statements of Professional Diversity Network, Inc. as of and for the year ended December 31, 2022, appearing in Professional Diversity Network, Inc.’s annual report on Form 10-K for the year ended December 31, 2022, have been audited by Sassetti LLC, an independent registered public accounting firm, as set forth in their report included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Professional Diversity Network, Inc. as of and for the year ended December 31, 2021, appearing in Professional Diversity Network, Inc.’s annual report on Form 10-K for the year ended December 31, 2022, have been audited by Ciro E. Adams, CPA, LLC. Ciro E. Adams, CPA, LLC has ceased operations and has not reissued its report with respect to those financial statements, and we have not been able to obtain, after reasonable efforts, Ciro E. Adams, CPA, LLC’s written consent to the inclusion in this prospectus of said report. The SEC has granted the Company’s application to dispense with the consent requirements of Section 7 of the Securities Act. Division of Corporation Finance, Financial Reporting Manual Section 4820—Accountant’s Inability to Reissue Reports (AI 23, Interpretation 15; Regulation C, Rule 437). As a result, you may not have an effective remedy against Ciro E. Adams, CPA, LLC in connection with any material misstatement or omission in the financial statements to which its audit report relates. In addition, even if you were to assert such a claim, as a result of its ceasing operations, Ciro E. Adams, CPA, LLC may fail or otherwise have insufficient assets to satisfy claims made by investors that might arise under federal securities laws or otherwise with respect to its audit report.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports, proxy statements and other information with the SEC. The SEC maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov. Our SEC filings are available there.

Our website address is www.ipdnusa.com. General information about us, including our annual reports on Form 10–K, quarterly reports on Form 10–Q and current reports on Form 8-K, as well as any amendments and exhibits to those reports, are also available free of charge through our website as soon as reasonably practicable after we file them with, or furnish them to, the SEC. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. We have also filed exhibits and schedules to the registration statement and you should refer to such applicable exhibits or schedules for a complete description or statements pertaining to any contract or other document. The full registration statement may be obtained from the SEC or us, as provided below.

12

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we have filed with the SEC. This means that we can disclose important information to you by referring you to other documents filed separately with the SEC. These other documents contain important information about us, our financial condition and results of operations. The information incorporated by reference is an important part of this prospectus. Information that we file later with the SEC will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed.

We incorporate by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with the SEC’s rules):

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as filed on March 31, 2023, including portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on May 1, 2023, incorporated by reference therein;
●	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023, as filed on May 15, 2023;
●	Our Current Reports on Form 8-K filed with the SEC on January 4, 2023, January 11, 2023, January 23, 2023, and March 15, 2023; and
●	The description of our common stock contained in our Registration Statement on Form S-1 filed December 30, 2016 (File No. 333-215388), as updated by any amendment or report filed for the purpose of updating such description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the filing of this registration statement prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

We will provide, without charge, copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents that have not been specifically incorporated by reference into this prospectus. You may obtain documents incorporated by reference in this prospectus on our website at www.prodivnet.com or by requesting them in writing or by telephone from us at the following address and telephone number:

Professional Diversity Network, Inc.

55 E. Monroe Street, Suite 2120

Chicago, Illinois 60603

(312) 614-0950

The information on our website is not incorporated by reference in this prospectus or any prospectus supplement and you should not consider it a part of this prospectus or any prospectus supplement.

13